Exhibit 99.1

Tyson Announces Preliminary Second Quarter Results and Substantially Reduces 2006 Earnings Guidance

SPRINGDALE, Ark., April 19 /PRNewswire-FirstCall/ -- Tyson Foods (NYSE: TSN) today reported preliminary second quarter 2006 results and substantially reduced earnings guidance for fiscal 2006.

Volatile markets and the continued oversupply of all proteins contributed to the significant deterioration of chicken and beef margins during the second quarter of fiscal 2006 and resulted in a preliminary GAAP loss of approximately $(0.38) per diluted share in the second quarter and a preliminary GAAP loss of approximately $(0.27) per diluted share for the first half of the fiscal year. The preliminary second quarter results include an $0.08 per share charge for the recent closing of two Nebraska beef plants and a $0.03 per share charge for the closing of two Iowa processed meats facilities.

This oversupply across all proteins and a forecasted lack of price recovery for the remainder of the fiscal year has prompted the company to significantly reduce its fiscal 2006 GAAP earnings guidance to a range of $(0.25) to $0.10 per diluted share. This estimate also includes the charges relating to the plant closings in Nebraska and Iowa.

The discovery of H5N1 avian influenza in other parts of the world has reduced U.S. chicken export prices more than expected. Unprecedented leg quarter inventories have delayed the recovery of these export prices. It has also put pressure on an overabundant, domestic white meat market, and subsequently contributed to historically low breast meat prices.

Cattle supplies are gradually increasing and cattle prices are declining, however, box beef prices are also declining, putting continued pressure on beef margins. Key beef export markets have remained inaccessible longer than anticipated. South Korea, which many expected to reopen to U.S. beef in early spring, is still closed. The Japanese market opened briefly then reinstituted a U.S. beef ban. It is uncertain when either of these markets will reopen. Improvements in the beef segment are still expected in the last half of fiscal 2006, but not at the level previously forecasted.

Tyson's pork operations also continue to be challenged by the abundance of competing proteins in the marketplace. Meanwhile, the company has also been negatively affected by increased corn and diesel fuel expenses.

"While we expected tough and uncertain conditions in the protein market, it has been far more difficult than we previously projected," said John Tyson, Tyson chairman and CEO. "Protein supplies have remained more burdensome than anticipated and will continue to put pressure on product price recovery. We still expect an improved performance in the last half of fiscal 2006; however it will not be of the magnitude originally projected. Despite these challenging conditions, we remain confident in our business strategy to create more value-added products, improve operational efficiencies and expand our international presence."

Tyson plans to issue its final second quarter results as scheduled on Monday, May 1. An earnings conference call is scheduled for 9:00 a.m. Eastern.

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world's largest processor and marketer of chicken, beef, and pork, the second-largest food company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the "Powered by Tyson(TM)" strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. The company has approximately 114,000 Team

Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

Forward-Looking Statements

The Company and its representatives may from time to time make written or oral forward-looking statements, such as statements relating to current and future earnings. These forward-looking statements are subject to a number of factors and uncertainties which could cause the Company's actual results and experiences to differ materially from the anticipated results and expectations, expressed in such forward-looking statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from the anticipated results and expectations expressed in such forward-looking statements are the following: (i) fluctuations in the cost and availability of raw materials, such as live cattle, live swine or feed grains; (ii) market conditions for finished products, including the supply and pricing of alternative proteins, and the demand for alternative proteins; (iii) risks associated with effectively evaluating derivatives and hedging activities; (iv) access to foreign markets together with foreign economic conditions, including currency fluctuations and import/export restrictions; (v) outbreak of a livestock disease (such as avian influenza (AI) or bovine spongiform encephalopathy (BSE)) which could have an effect on livestock owned by the Company, the availability of livestock for purchase by the Company, or the Company's ability to access certain markets; (vi) successful rationalization of existing facilities, and the operating efficiencies of the facilities; (vii) changes in the availability and relative costs of labor and contract growers; (viii) issues related to food safety, including costs resulting from product recalls, regulatory compliance and any related claims or litigation; (ix) adverse results from litigation; (x) risks associated with leverage, including cost increases due to rising interest rates or changes in debt ratings or outlook; (xi) changes in regulations and laws (both domestic and foreign), including changes in accounting standards, environmental laws and occupational, health and safety laws; (xii) the ability of the Company to make effective acquisitions, and successfully integrate newly acquired businesses into existing operations; (xiii) effectiveness of advertising and marketing programs; and (xiv) the effect of, or changes in, general economic conditions.

SOURCE Tyson Foods, Inc.

CONTACT:

media

Gary Mickelson

479-290-6111

investors

Ruth Ann Wisener

479-290-4235

both of Tyson Foods, Inc.